EXHIBIT 10.2

Portions of this exhibit indicated by “******” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and the omitted material has been separately filed with the Securities and

Exchange Commission.

ANCILLARY SERVICES AGREEMENT

THIS ANCILLARY SERVICES AGREEMENT (“Agreement”) is made on the 22nd day of June, 2005, effective as of the 1st day of January, 2007 (the “Effective Date”), by and between Virginia Electric and Power Company, a Virginia public service corporation with its principal office located in Richmond, Virginia, trading in the Commonwealth of Virginia as “Virginia Power” and in the State of North Carolina as “North Carolina Power” (hereinafter referred to as “Virginia Power”), and Alliance Coal, LLC, a Delaware limited liability company with its principal office located in Tulsa, Oklahoma (hereinafter referred to as “Alliance”). Virginia Power and Alliance sometimes are referred to hereinafter individually as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, Virginia Power owns and operates the Mt. Storm Power Station (“Station”) in Grant County, West Virginia; and

WHEREAS, Alliance and Virginia Power have entered into that certain Agreement for the Supply of Coal dated of even date herewith (the “Coal Supply Agreement”) pursuant to which Virginia Power has agreed to purchase, and Alliance has agreed to sell, coal for shipment to the Station; and

WHEREAS, subject to the terms and conditions hereof, as part of Alliance’s obligation to supply coal to Virginia Power under the Coal Supply Agreement, Alliance has agreed that it and/or its subcontractor(s) will provide certain ancillary services to the Station in order to meet Alliance’s coal delivery obligations under the Coal Supply Agreement and to blend coal meeting the quality specifications required under the Coal Supply Agreement; and

WHEREAS, subject to the terms and conditions hereof, such ancillary services shall include (a) the operation, use, maintenance and repair of the existing truck unloading facility owned by Mettiki Coal, LLC and located at the Station (the “Existing Truck Unloading Facility”), (b) the operation and use of the existing Coal Silos (as defined in Section 1.1(o) of the Coal Supply Agreement) and (i) the operation, maintenance and repair of the coal reclaim systems located at the base of such Coal Silos, (ii) the maintenance and repair of the chute work and mechanical interconnections of the Existing Truck Unloading Facility located near the top of such Coal Silos, and (iii) the cleaning of the interior of the Coal Silos in order to maintain for Alliance’s performance under the Coal Supply Agreement the existing level of derated storage capacity of the Coal Silos which is more particularly described in Section 1.1(o) and Section 7.7(a)(3) of the Coal Supply Agreement, (c) the operation, use, maintenance and repair of a coal storage and blending facility at the Station (the “Storage and Blending Facility” and together with the Existing Truck and Unloading Facility and the foregoing Coal Silos, the “Facilities”), (d) certain snow removal services, and (e) such other services as may be mutually agreed to by the parties from time to time.

NOW, THEREFORE, in consideration of the above Recitals, which are incorporated herein, and for and in consideration of the mutual covenants and agreements set forth below, the parties, intending to be legally bound, agree as follows:

1.	Ancillary Services.

(a) During the term hereof, unless otherwise mutually agreed to by the parties, Alliance and/or its subcontractors will (1) operate, use, maintain and repair the Existing Truck Unloading Facility, (2) operate, use, maintain and repair the Storage and Blending Facility, (3) operate and use the Coal Silos (as defined in the Coal Supply Agreement) and (A) maintain and repair the coal reclaim systems at the base of the Coal Silos, (B) maintain and repair the chute work and mechanical interconnection of the Existing Truck Unloading Facility located near the top of the Coal Silos and (C) clean the interior of the Coal Silos in order to maintain for Alliance’s performance under the Coal Supply Agreement the exiting level of derated storage capacity of the Coal Sales which is more particularly described in Section 1.1(o) of the Coal Supply Agreement, (4) provide snow removal services in accordance with this Agreement, and (5) provide such other services as may be mutually agreed to from time to time by the parties (the services set forth in subparagraphs (1) through (5) being referred to hereinafter as the “Ancillary Services”). Alliance shall provide, and be compensated for in accordance with the terms of Section 6 hereof, all labor, maintenance, equipment and spare parts necessary to perform the Ancillary Services. Virginia Power acknowledges and agrees that it will take any and all such actions as may be reasonably necessary or required to enable Alliance to perform its obligations hereunder.

(b) Alliance shall make such capital improvements to the Existing Truck Unloading Facility, the Storage and Blending Facility and the Coal Silos as are required for the safe and efficient operation of the same. Before making any such capital improvement, Alliance shall obtain in writing Virginia Power’s consent, which consent will not be unreasonably withheld, delayed or conditioned.

(c) During the term of this Agreement, Alliance shall maintain the Facilities in accordance with prudent utility practices; provided, however, the parties acknowledge and agree that with respect to the Coal Silos, Alliance only shall be required to (i) maintain and repair the coal reclaim systems located at the base of such Coal Silos, (ii) maintain and repair the chute work and mechanical interconnection of the Existing Truck Unloading Facility located near the top of the Coal Silos, and (iii) clean the interior of the Coal Silos in order to maintain for Alliance’s performance under the Coal Supply Agreement the existing level of the derated storage capacity of the Coal Sales which is more particularly described in Section 1.1(o) and Section 7.7(a)(3)of the Coal Supply Agreement. As used herein, the term “prudent utility practices” shall mean those practices, designs, methods, means, techniques, equipment and acts then generally accepted by the electric utility industry and commonly used engineering and operations consistent with good business practices, reliability, safety, efficiency and economy as they may apply to units of the size and service of the Facilities. Virginia Power acknowledges and agrees that it will be solely liable and responsible for the present and future structural integrity of the Coal Silos and any present and future latent and patent defects in the Coal Silos, as well as all costs and expenses for the repair, replacement and maintenance of the Coal Silos.

(d) Alliance shall maintain copies of all records of maintenance and other work done at the Facilities during the term of this Agreement. Upon request, Virginia Power shall have the right to inspect and audit such records. Alliance shall provide Virginia Power with all such records upon the expiration of the termination of the term of this Agreement.

(e) If, at any time during the term of this Agreement, Virginia Power in the exercise of its reasonable commercial judgment, determines that Alliance is not maintaining the Existing Truck Unloading Facility and/or the Storage and Blending Facility as required above, and/or providing Ancillary Services consistent with good business practices, reliability, safety, efficiency and economy as they may apply to units of the size and service of such Facilities, then Virginia Power may provide written notice citing areas of Alliance’s nonperformance. Alliance will materially cure such nonperformance within thirty (30) days of receipt of Virginia Power’s written notice. If Alliance determines in the exercise of its reasonable commercial judgment that such nonperformance can not be cured within such thirty (30) day period by the exercise of reasonable diligence, Seller shall provide to Buyer in writing Seller’s good faith estimated schedule of when such nonperformance will be cured by the exercise of reasonable diligence. If Alliance fails to materially correct such nonperformance within thirty (30) days of receipt of Virginia Power’s written notice (or within such longer period of time as Seller has indicated in the schedule provided to Buyer), then Virginia Power may, in its sole discretion and at Alliance’s sole expense, perform such maintenance or repairs to the Facilities as Virginia Power may reasonably deem advisable and, in such event, Virginia Power shall have the right to enter upon the Facilities at any time to perform such maintenance or repairs. Virginia Power may deduct such costs and expenses incurred by Virginia Power from amounts due Alliance under this Agreement and the Coal Supply Agreement.

(f) Virginia Power acknowledges and agrees that Alliance may make minor alterations, additions or improvements to the Facilities without Virginia Power’s approval. All such alterations, additions, or improvements shall be done is a good and workmanlike manner in compliance with all applicable building codes and regulations, and no liens shall attach to the Facilities (or any part thereof) by reason thereof. All such alterations, additions, or improvements shall become and be deemed to be a permanent part of the Facilities and shall not be removed by Alliance upon expiration or termination of this Agreement. Alliance also shall provide Virginia Power with updated “as-built” drawings of the Facilities showing the impact of all alterations, additions or improvements to the Facilities.

(g) Alliance shall have the right to place on Station property such non-permanent machines, tools or other equipment and items as it shall consider necessary or desirable for the purpose for which this Agreement is made (collectively, “Equipment”). Such Equipment shall at all times remain the personal property of Alliance (and/or its subcontractors) and may be removed by Alliance (and/or its subcontractors) at any time, whether at the termination of this Agreement, or prior thereto. Any machines, tools, equipment, or other items which Alliance permanently affixes to the Facilities during the term of this Agreement shall be deemed to be part of the Facilities. Promptly following the termination or expiration of the term of this Agreement, Alliance will remove all of its Equipment from the Station property. If the Equipment is not so removed within thirty (30) days following termination or expiration of the term of this Agreement, Virginia Power shall have the right to remove it at Alliance’s expense and without obligation to account to Alliance for any Equipment so removed.

(h) Alliance, as an independent contractor, shall provide such ice and snow removal services on the Roadway as are necessary in order to enable Alliance to have all weather ingress and egress to and from the Facilities in connection with Alliance’s delivery of coal to the Facilities pursuant to the Coal Supply Agreement or as otherwise agreed to by the parties. Alliance shall furnish all labor, supervision, materials (including, without limitation, anti-skid materials approved for use on roads and highways in the State of West Virginia), supplies, fuel, tools, motor vehicles and other equipment necessary to provide such ice and snow removal on the Roadway, unless otherwise expressly agreed to in writing by the parties.

Virginia Power, at its sole cost and expense, shall provide to Alliance all deicing materials required and requested by Alliance in the exercise of Alliance’s reasonable judgment for purposes of performing Alliance’s obligations under this Section. Such deicing materials will be the same material used by Virginia Power for Virginia Power’s use elsewhere on Station roads and will be stockpiled by Virginia Power for use by Alliance at the salt storage building near the ash facility. Alliance shall not be required to provide ice and snow removal services on the Roadway except as specifically provided herein. Alliance shall have no duty or obligation to otherwise maintain the Roadway except as specifically provided in this Section.

(i) Alliance will operate, use and maintain the mechanical sample systems at the Facilities pursuant to Annex D (Attachment A) attached to the Coal Supply Agreement.

(j) Alliance will operate, use and maintain the belt scales at the Facilities pursuant to Section 3.8 of the Coal Supply Agreement.

2.	Term.

The term of this Agreement shall commence on the earlier of (a) January 1, 2007, or (b) the date upon which the Storage and Blending Facility is ready for startup and testing, and, thereafter, shall be coterminous with the term of the Coal Supply Agreement unless otherwise mutually agreed to by the parties or sooner terminated in accordance with the provisions of this Agreement.

3.	Termination.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall automatically terminate upon the expiration, cancellation, or termination of the Coal Supply Agreement, unless otherwise mutually agreed by the parties.

4.	Personnel

The Ancillary Services may be provided by (a) Alliance and its employees, and/or (b) Alliance’s agents, contractors, and subcontractors who have been approved in writing by Virginia Power, such approval not to be unreasonably withheld, delayed or conditioned. Virginia Power shall have the right, in its sole discretion, to revoke such authorization in the event of violation of applicable laws and regulations, on-site safety and/or drug/alcohol violations, or threatened interference which are detrimental to the operation of the Station. Removal from the Station property shall be immediate if required by Virginia Power, otherwise loss of authorization shall be effective thirty (30) days after Alliance receipt of written notice stating in reasonable detail the reason therefore.

5.	Access to the Facilities.

Alliance shall have access to the Facilities along a roadway owned, used and controlled by Virginia Power (the “Roadway”). Except as provided in this Section 5, Virginia Power shall reasonably maintain the Roadway used for such access so as not to unreasonably impair Alliance’s performance under this Agreement and/or the Coal Supply Agreement; provided, however, Alliance shall be responsible for the restoration of said Roadway to its immediately prior condition for any damage to the condition of the Roadway: (i) caused by Alliance, its employees or subcontractor(s), and (ii) beyond reasonable wear and tear considering the intended use of the Roadway by Alliance, Virginia Power, and Virginia Power’s other subcontractors and suppliers.

6.	Compensation; Invoicing and Payment.

(a) Virginia Power shall compensate Alliance for Ancillary Services and all capital improvements approved by Virginia Power and made to the Facilities after the initial construction of the Storage and Blending Facility ******.

(b) The invoicing and payment of Alliance’s compensation for the Ancillary Services will be effected in accordance with Article 6 of the Coal Supply Agreement.

(c) The parties agree that Section 7.6 (Affiliate Pricing Covenant) of the Coal Supply Agreement is incorporated herein by reference.

7.	Use or Storage of Hazardous Materials.

(a) Alliance shall not, at any time, use, store, or permit the use or storage of, on the Station property, any material designated as hazardous or toxic (either in its original form or as waste upon disposal) unless reasonably required by Alliance or Alliance’s subcontractor(s) for the operation and maintenance of the Facilities and such use or storage is conducted pursuant to applicable laws, rules, regulations or ordinances. Alliance agrees not to commit or permit any waste or nuisance on or about the Station property nor do or permit any act that poses a threat of environmental harm or damage. Without limitation of the foregoing, Alliance shall not dispose of any hazardous or toxic material or petroleum product in, or cause or permit release of any such material or product into, land, water, storm drains or sewers on the Station property.

(b) Virginia Power shall provide Alliance with written notice of any violation of the provisions of Section 7(a). If Alliance, in accordance with the applicable laws, fails to initiate correction of such violation and does not identify a cure reasonably acceptable to Virginia Power with a specified course of action within thirty (30) days of receipt of Virginia Power’s written notice, Alliance will be in material default under this Agreement. In the event Alliance fails to comply with Section 7(a) above, and fails or refuses to remedy such noncompliance within thirty (30) days of receipt of written notice from Virginia Power (or within such period of time as is reasonable in the event such nonperformance cannot reasonably be cured within such thirty (30) day period, and Alliance is proceeding with all reasonable diligence to cure such nonperformance), Virginia Power may immediately take remedial action to prevent further noncompliance and contain and clean up releases of such materials or products, and Alliance shall indemnify Virginia Power for any reasonable costs and expenses Virginia Power so incurs. Virginia Power may deduct such costs and expenses from amounts due Alliance under the Coal Supply Agreement. Nothing in this Section 7 shall relieve Alliance of any of its obligations or liabilities under this Agreement or the Coal Supply Agreement.

(c) Alliance shall not place underground or aboveground storage tanks, other than those required for the operation of the Existing Truck Unloading Facility on the Station property without Virginia Power’s prior written consent.

(d) In addition to any obligation imposed by the laws of the State of West Virginia or any other provision of this Agreement that is not in conflict with the Coal Supply Agreement, Alliance shall, comply with all applicable state and federal spill reporting requirements and shall provide immediate notice to Virginia Power of all known events and occurrences which are regulated by the spill reporting laws.

8.	Utilities and Other Services.

During the term of this Agreement, Virginia Power agrees to provide Alliance, at Virginia Power’s expense, electricity, water and other utilities required for the provision of the Ancillary Services. Alliance shall use electricity, water and other utilities provided by Virginia Power only for purposes of providing Ancillary Services.

9.	Permits and Licenses.

The parties shall obtain and maintain at all times during the term of this Agreement, all licenses, permits, rights, variances, or other approvals required under Section 11.3 of the Coal Supply Agreement.

10.	Default.

Any default under this Agreement will constitute a default under the Coal Supply Agreement.

11.	Virginia Power’s Agent.

By written notice to Alliance, Virginia Power may designate an agent for the purposes of administering this Agreement on its behalf.

12.	Limitation of Liability.

Article 10 of the Coal Supply Agreement is hereby incorporated into this Agreement. In addition, except as expressly otherwise provided in this Agreement or the Coal Supply Agreement, Virginia Power shall not be liable to Alliance for injury or death of persons or damage to property arising on account of any latent or patent defects in the Existing Truck Unloading Facility. Virginia Power shall be liable for any losses, claims or liabilities for loss of or damage to the Existing Truck Unloading Facility as the result of the negligence or willful misconduct of Virginia Power, its agents, contractors, or subcontractors.

13.	Insurance.

Alliance shall obtain and maintain, and require its contractors and subcontractors to obtain and maintain, all policies and coverage’s of insurance as required under Section 12.10 of the Coal Supply Agreement.

14.	Indemnity.

The parties each agree to indemnify the other as set forth in Section 12.11 of the Coal Supply Agreement, the terms of which are hereby incorporated into this Agreement. Nothing contained in this Agreement shall be construed to require either party to indemnify the other against the other party’s willful misconduct or negligence.

15.	Compliance with Laws.

Section 11.1 of then Coal Supply Agreement is hereby incorporated herein.

16.	Assignment.

The provisions of Section 12.1 of the Coal Supply Agreement shall apply to this Agreement with regard to assignment and the parties recognize that such assignment shall not alter the rights and obligations of the assigned party with respect to this Agreement and the Coal Supply Agreement.

17.	Waiver of Liens.

(a) Alliance waives, and shall require its contractors, subcontractors, and suppliers of any tier to waive, any and all liens and claims, and the right to file and enforce or otherwise assert any such liens and claims, against Virginia Power, the Facilities or the Station property for work done, services performed or materials or equipment furnished in connection with any work on the Facilities for or on behalf of Alliance.

(b) If any liens or claims are filed or asserted against Virginia Power, the Facilities or the Station property for services performed or material or equipment furnished by Alliance’s contractors, subcontractors or suppliers or any tier in connection with work performed on the Facilities, Alliance shall promptly discharge or remove any such lien or claim by bonding, payment or otherwise and shall notify Virginia Power promptly when it has done so. Alliance assumes all liability for, and will indemnify, protect, save and hold harmless Virginia Power and Virginia Power’s directors, officers and employee from and against all such liens and claims.

18.	Notices.

Any notice required or permitted to be given in writing hereunder shall be executed in the manner set forth under Article 13 of the Coal Supply Agreement. The reference to “Seller” in such Article 13 shall mean “Alliance” for purposes of this Agreement.

19.	Regulatory Changes.

In the event that a governmental agency has authority to regulate the charges for, and conditions of, the performance of the Ancillary Services as described in this Agreement, or acquires such authority subsequent to the effective date of this Agreement, then this Agreement shall be subject to regulation by such governmental agency (“Regulatory Change”). In such event, this Agreement shall be modified but only to the extent necessary to comply with such regulations. Any provisions of this Agreement not subject to regulation shall remain in full force and effect.

20.	Force Majeure.

Article 9 of the Coal Supply Agreement is hereby incorporated into this Agreement.

21.	Miscellaneous.

(a)	Governing Law.

This Agreement and the rights of the parties hereunder shall be governed by, construed and enforced in accordance with the laws of the State of West Virginia. This Agreement shall be deemed to have been executed in West Virginia regardless of the actual place of signing or the actual place of performance.

(b)	Non-Waiver of Rights.

The failure of either Alliance or Virginia Power to demand strict performance of the terms of, or to exercise any right conferred in, this Agreement shall not be construed as a waiver or relinquishment of its right to assert or rely upon any such term or right in the future, or a consent to any continuing or subsequent failure or breach.

(c)	Survival.

Section 12.4 of the Coal Supply Agreement is hereby incorporated into this Agreement.

(d)	Relationship of the Parties.

This Agreement does not and shall not be construed to establish a partnership, joint venture or other form of business association between Alliance and Virginia Power, and neither party shall have the authority to obligate the other without the other’s prior written consent. Virginia Power shall not be considered an employer, either individually or jointly with Alliance, of any of Alliance’s personnel or the personnel of Alliance’s contractors, subcontractors or suppliers.

(e)	Headings.

Article and Section headings contained herein are inserted for convenience and shall have no effect on interpretation or construction of this Agreement.

(f)	Successors and Assigns.

Section 12.3 of the Coal Supply Agreement is hereby incorporated into this Agreement.

(g)	Authority.

Each of the parties warrants and represents to the other that this Agreement and the transactions contemplated hereby have been duly authorized by all required corporate or limited liability company action, as the case may be.

(h)	Severability.

Section 12.6 of the Coal Supply Agreement is hereby incorporated into this Agreement.

22.	Modification.

No amendment or modification of this Agreement shall be valid unless in writing and executed by the duly authorized representatives of both parties.

23.	Entirety.

This Agreement and the Coal Supply Agreement embody the entire agreement between the parties with respect to the subject matter hereof and supersede any prior or contemporaneous agreement or understanding between the parties. The parties acknowledge and agree that in no event may this Agreement be terminated or cancelled prior to the termination or cancellation of the Coal Supply Agreement. The parties shall not be bound by or be liable for any statement, representation, promise, inducement or understanding of any kind or nature not set forth or provided for herein. No prior course of dealing, usage of trade or course of performance shall be used to supplement or explain any term, condition or instruction used in this Agreement, nor be deemed to effect any amendment.

24.	Order of Precedence.

Notwithstanding any other term or provision of this Agreement, in the event of a conflict between the terms and conditions of this Agreement, the Coal Supply Agreement and the provisions of any Annex or Attachment to the Coal Supply Agreement, the terms and conditions of the Coal Supply Agreement shall have precedence over the conflicting provisions of the Annex or Attachment, and this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, on the date and year first above written.

VIRGINIA ELECTRIC AND POWER COMPANY

By:	/s/ C. Edward Roarty
Name:	C. Edward Roarty
Title:	Authorized Representative

ALLIANCE COAL, LLC

By:	/s/ George C. Tichnell
Name:	George C. Tichnell
Title:	Pursuant to Delegation of Authority dated June 22, 2005